Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

September 11, 2020

Whole Earth Brands, Inc.
125 S. Wacker Drive

Suite 3150
Chicago, Illinois 60606

Re:	Whole Earth Brands, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Whole Earth Brands, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on September 11, 2020 (the “Registration Statement”), of 9,300,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) issuable pursuant to the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinion stated herein, we have reviewed the certificate of incorporation and bylaws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan, and such other materials and matters as we have deemed necessary for the issuance of this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based on the foregoing, it is our opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

(1)                The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2)                We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Delaware.

(3)                We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Delaware or any other jurisdiction.

(4)                We assume that the issuance of the Shares, together with any other outstanding shares of common stock, will not cause the Company to issue shares of common stock in excess of the number of such shares authorized by the Company’s certificate of incorporation.

(5)                This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
DLA Piper LLP (US)
/s/ DLA Piper LLP (US)